Exhibit 23.1
[MOORES ROWLAND MAZARS LETTERHEAD]
Consent of Independent Certified Public Accountants
     We consent to the inclusion in Form 10-K of Sun New Media Inc. (“the Company”) dated January 13, 2006 of our report dated January 13, 2006 relating to the consolidated balance sheet of the Company as of September 30, 2005 and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the period of time from June 6, 2005 to September 30, 2005.
/s/ Moores Rowland Mazars

Chartered Accountants
Certified Public Accountants
 Hong Kong
January 13, 2006